Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Provides Operations Update for Block Z-1 in Peru

Houston—March 11, 2010—BPZ Resources, Inc. (NYSE:BPZ) announced today the following update to the Company’s operations for Block Z-1 in northwest Peru.

Corvina

The Company averaged approximately 2,244 barrels of oil per day (bopd) in fourth quarter 2009 from the CX11 platform in Corvina, consistent with the levels reported in third quarter 2009 of 2,334 bopd.  Current quarter Corvina production to date from January 1, 2010 through March 7, 2010 has averaged approximately 3,630 bopd and for the first week of March it has averaged 5,521 bopd.  Including the oil production from Albacora, currently being stored until the corresponding initial oil sales contract is executed, fourth quarter 2009 production from both fields averaged 2,273 bopd; while current quarter production averaged 4,295 bopd and first week of March production averaged 7,560 bopd.

Investors should not draw conclusions or make projections from the above-mentioned production about forecasted revenues or the size or value of reserves. (See our Cautionary Remarks about Corvina and Albacora, below.)  In particular, the Company notes that it is still awaiting response to its request to continue testing the original five Corvina oil wells until May 31, 2010, pursuant to the recently published Extended Well Testing (EWT) regulation, at which time the Company is required to transition from the exploration phase to the commercial exploitation phase.  In order to transition to commercial exploitation, the Company is required to install and commission the needed gas and water reinjection equipment to comply with the current environmental regulations.  The Company expects to receive the decision regarding the EWT later this month.

Further, the Company has learned that certain pieces of equipment required for the gas reinjection will be delayed, which would cause the Company to shut-in some or all of its production from May 31, 2010 until such equipment is in place.  The Company will apply to the proper authorities for an extension of the May 31, 2010 date to be able to maintain testing the wells in Corvina; however, no assurance can be given that such extension will be awarded.  Depending on the extent of the delay, the Company plans to use the additional time to drill one or two more wells from the CX11 platform after the current well, the 22D, is completed.

Albacora

As previously announced, the Company has been drilling the A-15D well from the “A” platform in Albacora.  Unfortunately, due to a problem encountered while preparing to set the 9 5/8” casing on top of the Zorritos target formation, the intermediate 13 3/8” casing was damaged, forcing the Company to abandon the well.  The Company will begin drilling a new well from a new slot following the same trajectory of the original 15D well.  If possible, the Company may attempt to regain access to the original wellbore after it sets the new 13 3/8” casing.

Manolo Zuñiga, President and Chief Executive Officer commented “We will continue to update the market on our EWT request for Corvina and the transition to commercial exploitation.  Assuming the authorities reject our request for an extension to the May 31, 2010 dateline, the expected delay may allow us to drill at least one additional well in Corvina before the gas compression equipment is installed.”  Mr. Zuñiga concluded “We will address the problem encountered during the 15D drilling operation and hopefully drill the next well without unforeseeable delay.”

Cautionary Remarks about Corvina and Albacora

IPRs:  Although each of the previous Corvina wells has declined differently since their initial production rates, partly due to the fact that they were completed in different zones and some of the wells had mechanical problems, the representative rates of decline remain to be determined as the effective production mechanisms in the Corvina field have yet to be fully understood, hence the Company desires to continue testing these initial wells.  The Company has yet to determine what production declines may be experienced in Albacora, and no conclusions should be drawn from the reported IPR as to the future performance of Albacora wells.

EWT of New Wells:  New wells like the19D and 17D in Corvina and the A-14XD and subsequent wells in Albacora will be tested and produced under the new well-testing regulation, as previously announced by the Company, giving companies six months to evaluate a new well before applying for the Extended Well Testing (“EWT”) program.  If the Company is not successful in its petition to the DGH to allow continued testing in the Corvina field, the Company would be required to suspend production from the initial five wells previously completed in Corvina.  The suspension would cause the Company to experience an interruption in production from these initial five wells which would negatively impact the revenue and cash flow associated with those wells until the reinjection equipment is installed and the related permits obtained. This was originally projected to occur on or about May 31, 2010 with respect to the initial five wells previously completed in Corvina, but we now expect the installation to be completed after that date, when the required equipment is delivered.

Delays in our transition from EWT to commercial production may cause us to suspend some or all of our affected production, with a resulting adverse impact on our revenues from oil sales that have taken place during the EWT periods to date, as well as any new EWT periods applicable to additional wells we drill under the new EWT regulations.

Reserves:  No assumptions should be made about the impact of the 19D, 17D, A-14XD, A-15D or any other new wells on estimates of the Company’s revenues, or the volume or value its oil reserves.  In particular, our SEC reserve estimates are dependent upon our ability to continue to: (i) obtain necessary financing to develop our reserves until our revenues increase sufficiently to finance such activities internally, which increases cannot be guaranteed; (ii) bring our production to market, which will involve continued reliance on marine transport of our oil which we expect to produce from the Corvina and Albacora fields, and also involves signing an oil sales contract with the local refinery to be able to sell the Albacora oil; (iii) validate our geological and reservoir models through continued drilling, testing, and actual production results; and (iv) comply in a timely manner with all environmental and other regulatory requirements necessary for commercial production.

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, and the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.